UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Covenant Transportation Group, Inc.
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COVENANT TRANSPORTATION GROUP, INC.
400 Birmingham Highway
Chattanooga, Tennessee 37419
___________________________________________

NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 15, 2012
___________________________________________

To Our Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Covenant Transportation Group, Inc., a Nevada corporation, to be held at our principal executive offices, 400 Birmingham Highway, Chattanooga, Tennessee 37419, at 10:00 a.m. local time, on Tuesday, May 15, 2012, for the following purposes:

1.	To consider and act upon a proposal to elect five (5) directors;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012; and

3.	To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

The foregoing matters are more fully described in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on Friday, March 16, 2012, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.  Shares of Class A and Class B common stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy.  YOUR VOTE IS IMPORTANT.  To ensure your representation at the Annual Meeting, you are requested to promptly date, sign, and return the accompanying proxy in the enclosed envelope.  You may also vote on the Internet by completing the electronic voting instruction form found at www.investorvote.com/CVTI or by telephone using a touch-tone telephone and calling 1-800-652-8683.  Returning your proxy now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so.  The prompt return of your proxy may save us additional expenses of solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to Be Held on May 15, 2012

Pursuant to rules promulgated by the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the Internet.  This Notice of Meeting and Proxy Statement, and our Annual Report to Stockholders for the year ended December 31, 2011, are available online and may be accessed at www.edocumentview.com/CVTI.  In accordance with SEC rules, we do not use "cookies" or other software that identifies visitors accessing these materials on this website.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

To obtain directions to the Annual Meeting, please call Kimberly Perry at (423) 463-3357.

By Order of the Board of Directors,
/s/ David R. Parker
David R. Parker
Chairman of the Board of Directors

Chattanooga, Tennessee
April 4, 2012

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	32
STOCKHOLDER PROPOSALS	33
OTHER MATTERS	33

COVENANT TRANSPORTATION GROUP, INC.
400 Birmingham Highway
Chattanooga, Tennessee 37419
__________________________________________

NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 15, 2012
__________________________________________

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies from the stockholders of Covenant Transportation Group, Inc., a Nevada corporation, to be voted at the Annual Meeting of Stockholders, which will be held at our principal executive offices, 400 Birmingham Highway, Chattanooga, Tennessee 37419, at 10:00 a.m. local time, on Tuesday, May 15, 2012, and any adjournment thereof.  THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS.  If not otherwise specified, all proxies received pursuant to this solicitation will be voted in accordance with the recommendations by our Board of Directors as follows:

"FOR" Proposal 1:	The election of the five (5) director nominees named below; and

"FOR" Proposal 2:	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment.

The Proxy Statement, proxy card, and our 2011 Annual Report for the year ended December 31, 2011, was first mailed on or about April 4, 2012 to stockholders of record at the close of business on our record date of March 16, 2012.  Except to the extent it is incorporated by specific reference, the enclosed copy of our 2011 Annual Report is not incorporated into this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

The terms "Company," "we," "us," and "our" refer to Covenant Transportation Group, Inc. and its consolidated subsidiaries.

Voting Rights

Only stockholders of record at the close of business on the record date are entitled to vote at the Annual Meeting, either in person or by valid proxy.  Holders of Class A common stock are entitled to one vote for each share held.  Holders of Class B common stock are entitled to two votes for each share held so long as such shares are owned by David R. Parker or certain members of his immediate family.  In the event that any shares of our Class B common stock cease to be owned by Mr. Parker or certain of his immediate family members, such shares will be automatically converted into shares of our Class A common stock.  Unless otherwise required by Nevada law, the Class A common stock and Class B common stock vote together as a single class.  On March 16, 2012, the record date, there were issued and outstanding 12,829,337 shares of Class A common stock, par value one cent ($0.01) per share (including 457,785 shares of restricted Class A common stock subject to certain performance vesting and holding provisions), entitled to cast an aggregate 12,829,337 votes on all matters subject to a vote at the Annual Meeting, and 2,350,000 shares of Class B common stock, par value one cent ($0.01) per share, entitled to cast an aggregate 4,700,000 votes on all matters subject to a vote at the Annual Meeting.  The total number of shares of our common stock issued and outstanding on the record date was approximately 15,179,337, which is entitled to cast an aggregate of 17,529,337 votes on all matters subject to a vote at the Annual Meeting.  The total number of issued and outstanding shares excludes approximately 437,176 shares of Class A common stock reserved for issuance upon the exercise of outstanding stock options granted under our incentive stock plans and other arrangements.  Holders of unexercised options are not entitled to vote at the Annual Meeting.  We have no other class of stock outstanding.  Stockholders are not entitled to cumulative voting in the election of directors.  Votes cast at the Annual Meeting will be tabulated by the Inspector of Elections, and the results of all items voted upon will be announced at the Annual Meeting.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present.  A quorum is present if the holders of a majority of the total number of shares of Class A and Class B common stock issued and outstanding as of the record date are represented at the Annual Meeting in person or by proxy.  Shares that are entitled to vote but that are not voted at the direction of the holder (called "abstentions") and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called "broker non-votes") will be counted for the purpose of determining whether a quorum is present.

Required Vote

Directors are elected by an affirmative vote of a plurality of the total votes cast by stockholders entitled to vote and represented in person or by proxy at the Annual Meeting, which means that the five director nominees receiving the highest number of votes for their election will be elected.  Approval of any other matter submitted to stockholders requires the affirmative vote of a majority of the votes cast by stockholders entitled to vote and represented in person or by proxy at the Annual Meeting.  Abstentions and broker non-votes are not considered affirmative votes and thus will have no effect on the election of directors by a plurality vote, but will have the same effect as negative votes with respect to the approval of any other matter submitted to stockholders.

Right to Attend Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so.  Stockholders who execute and return proxies may revoke them at any time before they are exercised by giving written notice to our Secretary at our address, by executing a subsequent proxy and delivering it to our Secretary, or by attending the Annual Meeting and voting in person.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal, and we will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding Class A common stock.  Proxies will be solicited by mail, and may be solicited personally by directors, officers, or our regular employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Report of Independent Registered Public Accounting Firm, and other information included in our 2011 Annual Report that was mailed on or about April 4, 2012, together with this Notice and Proxy Statement, to all stockholders of record as of the record date.

How to Read this Proxy Statement

Set forth below are the proposals to be considered by stockholders at the Annual Meeting, as well as important information concerning, among other things, our management and our Board of Directors; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of KPMG LLP, our independent registered public accounting firm; and how stockholders may make proposals at our next annual meeting.  EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE VOTING.

How to Vote – Proxy Instructions

If you are a holder of record of our Class A common stock, you may vote your shares either (i) over the telephone by calling a toll-free number, (ii) by using the Internet, or (iii) by mailing in your proxy card.  Holders of our Class B stock may vote by mailing in your proxy card.  Owners who hold their shares in street name will need to obtain a voting instruction form from the institution that holds their stock and must follow the voting instructions given by that institution.  For 2012, we have arranged for telephone and Internet-voting procedures to be used.  These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly.  If you choose to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card.  The deadline for voting by telephone or the Internet is 11:59 p.m. Eastern Standard Time on Monday, May 14, 2012.  If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us before the meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect five directors to serve as the Board of Directors until our next annual meeting or until their successors are duly elected and qualified.  Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated for election as directors David R. Parker, William T. Alt, Robert E. Bosworth, Bradley A. Moline, and Dr. Niel B. Nielson, each of whom is presently serving as a director.  In the absence of contrary instructions, each proxy will be voted for the election of all the proposed directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

Nominees for Directorships

Information concerning the names, ages, positions with us, tenure as a director, and business experience of the nominees standing for election as directors at the Annual Meeting, as well as the specific attributes qualifying each nominee for a directorship, is set forth below.  All references to experience with us include positions with our operating subsidiary, Covenant Transport, Inc., a Tennessee corporation.

David R. Parker, 54, has served as President since our founding in 1985 and as Chairman of the Board and Chief Executive Officer ("CEO") since 1994.  Mr. Parker was elected to the Board of Directors of the Truckload Carriers Association in 1994 and also serves on the Board of Directors of the American Trucking Associations.  Mr. Parker has served as a director of several religious organizations and serves as general partner of the Parker Limited Family Partnership.  The Board of Directors believes Mr. Parker’s dedication to the Company, as well as his executive and operational roles with us, have made him a valued member of our Board, and Mr. Parker brings to the Board an in-depth knowledge of all aspects of the Company.  The Board of Directors believes Mr. Parker's significant leadership experience, when coupled with Mr. Parker's significant knowledge of the Company, qualify him for his continued service as President, CEO, and Chairman of our Board.  Additionally, the Board of Directors believes Mr. Parker's knowledge of the industry continues to be a competitive strength for the Company.

William T. Alt, 75, has served as a director since 1994 and currently serves as Chairman of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee.  Mr. Alt holds degrees in engineering and the law.  He has engaged in the private practice of law since 1962 and served as the President of the professional corporation for which he has practiced, where he also was responsible for compensation decisions.  Mr. Alt has supervised as many as twelve attorneys engaged in litigation and securities work for brokers, private companies going public, and SEC reporting companies.  Mr. Alt also has experience advising companies in the preparation of public offerings, stock exchange listings, and various reports filed with the SEC.  Mr. Alt served as outside counsel to the Company from 1986 to 2003 and gained an in-depth understanding of the risks facing the Company.  The Board of Directors believes Mr. Alt’s legal experience and familiarity with securities laws and the transportation industry qualify Mr. Alt to serve on the Board and benefit the Company.  Specifically, the Board believes Mr. Alt’s legal background allows Mr. Alt to advise the Board regarding best practices and strategies to help inform the Board’s decision-making.  Additionally, the Board of Directors believes Mr. Alt’s past leadership positions and executive experience qualify Mr. Alt to serve in his current capacity as the Chairman of the Nominating and Corporate Governance Committee.  The Board of Directors believes Mr. Alt's knowledge of executive compensation practices adds significant value to our Compensation Committee.

Robert E. Bosworth, 64, has served as a director since 1998 and currently serves as Chairman of our Audit Committee.  Mr. Bosworth has served as a director of Chattem, Inc., a consumer products company from 1986 to 2010 and served on its audit committee from 1998 to 2005 and on its compensation committee from 2002 to 2005.  Since September 19, 2005, Mr. Bosworth has served as the President and Chief Operating Officer of Chattem, Inc.  Prior to such position, Mr. Bosworth served as Chief Financial Officer of the Livingston Company, a merchant bank located in Chattanooga, Tennessee, since 2004, and as Livingston's Vice President of Corporate Finance since 2001.  From 1998 until 2001, Mr. Bosworth was a business and management consultant to various corporations in the Chattanooga area.  Prior to 1998, Mr. Bosworth served for more than five years as Executive Vice President and Chief Financial Officer of Chattem, Inc.  Mr. Bosworth also has held directorships with several organizations, including Chattanooga Christian School, Southport Capital, Wellington Group, Hamico, Inc., See Rock City, Inc., Elcat, Inc., and R&K Maclellan Charitable Trust.  Mr. Bosworth holds an MBA in finance.  The Board of Directors believes Mr. Bosworth's services on the Chattem, Inc. board and on the boards of several other organizations have provided him with significant insight into board processes, functions, exercise of diligence, and oversight of management, and this knowledge benefits the Board.  The Board of Directors also believes Mr. Bosworth's financial background, including his experience handling all financial functions of Chattem, Inc. and his familiarity and experience with applicable laws and regulations governing the preparation of financial statements filed with the SEC from when Chattem, Inc. was publicly traded, adds value to the Board and the Company's Audit Committee and Board of Directors.  The Board of Directors believes Mr. Bosworth's extensive executive, director, business, and financial reporting experience make him highly qualified to serve as a director and as Chairman of the Audit Committee.

Bradley A. Moline, 45, has served as a director since 2003 and currently serves as a member of our Audit Committee and Nominating and Corporate Governance Committee.  Mr. Moline has been President and Chief Executive Officer of Allo Communications, LLC, a competitive local telephone company, since October 2002.  Mr. Moline also has been the owner and President of Imperial Super Foods, a grocery store in Imperial, Nebraska, since February 2002 and NECO Grocery, a grocery store in Holyoke, Colorado, since March 2006.  From 1994 to 1997, Mr. Moline was our Treasurer and Chief Financial Officer.  Mr. Moline also served as Chief Financial Officer of Birch Telecom Inc., a telecommunications company, when the company was publicly traded and previously worked for Ernst & Young, where he was formerly licensed as a CPA.  Mr. Moline holds a degree in Business Administration with an emphasis in accounting.  In his roles with the Company, Birch Telecom, and Ernst & Young, Mr. Moline gained experience overseeing financial matters and reviewing documents filed with the SEC.  The Board of Directors believes Mr. Moline's extensive financial and executive experience add significant value to our Audit Committee and make Mr. Moline a valued member of our Board.  The Board of Directors also believes Mr. Moline's wide array of executive experiences, including from his service as the Company's Chief Financial Officer, has prepared him well to respond to complex financial and operational challenges.

Dr. Niel B. Nielson, 58, has served as a director since 2003 and currently serves as Chairman of our Compensation Committee and as a member of our Audit Committee.  Dr. Nielson has served as President of Covenant College since 2002.  In June 2012, Dr. Nielson will step down as President of Covenant College to become President of the Maclellan Center for Global Christian Education.  From 1997 until 2002, Dr. Nielson was the Associate Pastor of Outreach for College Church in Wheaton, Illinois.  Dr. Nielson was a partner and trader for Ritchie Capital Markets Group, LLC from 1996 to 1997.  Prior to 1996, Dr. Nielson served as an executive officer in various companies, including serving for two years as Senior Vice President of Chicago Research and Trading Group, Ltd., a company at which he was employed for nine years. Dr. Nielson holds investment company directorships, including 12 directorships of closed-end funds associated with the First Trust group of funds, 60 directorships of exchange-traded funds associated with the First Trust group of funds, 2 directorships of open-end funds associated with the First Trust group of funds, and one directorship of the First Defined Portfolio Fund LLC.  Such directorships include serving as a member of the audit, compensation, nominating and governance, and valuation committees of such funds.  During the past five years, Dr. Nielson also has served as a director of the Maclellan Foundation, Inc., the Maclellan Center for Global Christian Education, the Covenant College Foundation, the Chalmers Center for Economic Development, Allied Arts of Chattanooga, and the Chattanooga Symphony and Opera.  Dr. Nielson holds a masters and Ph.D. in philosophy.  The Board of Directors believes Dr. Nielson's diverse executive and board experience have provided him with the know-how of what it takes to help organizations and businesses plan and expand for growth and have provided him with key skills in working with other directors, understanding board processes and functions, and overseeing management.  The Board of Directors also believes the executive management and director positions that Dr. Nielson has held in for-profit and not-for-profit entities, including his experiences analyzing financial statements included in periodic reports filed with the SEC and overseeing of a significant budget at Covenant College as its President, have provided him with extensive financial experience and have made Dr. Nielson a valued member of our Audit Committee.  The Board of Directors believes Dr. Nielson's executive experience and directorships with various compensation committees have qualified him well to serve as Chairman of our Compensation Committee.

CORPORATE GOVERNANCE

The Board of Directors and Its Committees

Board of Directors

Meetings.  Our Board of Directors held ten meetings during the year ended December 31, 2011.  Each current member of the Board of Directors attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he served.  We encourage the members of our Board of Directors to attend our Annual Meeting of Stockholders.  Four of our five directors attended the 2011 Annual Meeting of Stockholders.

Director Independence.  Our Class A common stock is listed on the NASDAQ Global Select Market.  Therefore, it is subject to the listing standards, including standards relating to corporate governance, embodied in applicable NASDAQ Stock Market ("NASDAQ") listing standards.  The Board of Directors has determined that the following directors and nominees are "independent" under NASDAQ Rule 5605(a)(2): Robert E. Bosworth, William T. Alt, Bradley A. Moline, and Dr. Niel B. Nielson.  In accordance with NASDAQ Rule 5605(b)(2), in 2011, our independent directors held 6 meetings or "executive sessions," at which only the independent directors were present.

Risk Oversight.  The Board of Directors has assigned the assessment of enterprise risk to the Nominating and Corporate Governance Committee and the assessment of financial risk to the Audit Committee.  Management reports to the Nominating and Corporate Governance Committee and Audit Committee with respect to the overall enterprise risk environment, including both business and financial risk, of the Company's operations.  The committees then evaluate the management's risk assessment and report to the Board of Directors.

Board Leadership Structure.  David R. Parker has served as our President since our founding in 1985 and as Chairman of the Board and CEO since 1994.  The Board of Directors believes that the combination of these positions is the most appropriate and suitable structure for proper and efficient Board functioning and communication, given the size of the Company and its Board.  Mr. Parker reports to the Board as the CEO along with the other executive officers and also participates in the meetings as a director.

Communications with the Board of Directors.  Our Board of Directors has adopted procedures by which our stockholders may communicate with our Board regarding matters of substantial importance to us.  Information concerning the manner in which stockholders can communicate with the Board is available on our website at http://www.ctginvestor.com.

Committees of the Board of Directors

The Audit Committee

Functions, Composition, and Meetings of the Audit Committee.  The primary responsibilities of the Audit Committee are set forth in the Audit Committee Report, which appears below.  The Audit Committee met eight times during 2011.  Messrs. Bosworth and Moline have served on the Audit Committee since 2002, while Dr. Nielson has served on the Audit Committee since 2003.  Mr. Bosworth serves as Chairman of the Audit Committee.

Each member of the Audit Committee satisfies the independence and audit committee membership criteria set forth in NASDAQ Rule 5605(c)(2)(A).  Specifically, each member of the Audit Committee:

•	is independent under NASDAQ Rule 5605(a)(2);
•	meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act");
•	did not participate in the preparation of our financial statements or the financial statement of any of our current subsidiaries at any time during the past three years; and
•	is able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and statement of cash flows.

Audit Committee Charter.  Our Audit Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Audit Committee reviews and reassesses the adequacy of its formal written charter on an annual basis.  The charter is available free of charge on our website at http://www.ctginvestor.com.

Audit Committee Financial Expert.  The Board of Directors has determined that at least one current member of the Audit Committee has (i) past employment experience in finance or accounting; (ii) requisite professional certification in accounting; or (iii) any other comparable experience or background which, in the judgment of the Board, results in the individual's financial sophistication under NASDAQ Rule 5605(c)(2)(A) and qualifies such member as an "audit committee financial expert," under Item 407(d)(5) of Regulation S-K.  The Board of Directors has identified Mr. Bosworth as financially sophisticated and as our audit committee financial expert.  Mr. Bosworth is independent, as independence for audit committee members is defined under applicable NASDAQ rules.

Audit Committee Report.  In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K, and determines certain other matters, including the independence of our independent registered public accounting firm.  The Audit Committee Report for 2011 is set forth below.

The Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the Company's financial reports and financial reporting processes and systems of internal control over financial reporting.  The Company's management has primary responsibility for the Company's financial statements and the overall reporting process, including maintenance of the Company's system of internal controls.  The Company retains an independent registered public accounting firm, which is responsible for conducting an independent audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon.

In performing its duties, the Audit Committee has discussed the Company's financial statements, management's assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting with management and the Company's independent registered public accounting firm and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and such accounting firm.  For the year ended December 31, 2011, the Audit Committee (i) reviewed and discussed the audited financial statements, management's assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting with management and KPMG LLP, the Company's independent registered public accounting firm; (ii) discussed with the independent registered public accounting firm the matters required to be disclosed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended; (iii) received and discussed with the independent registered public accounting firm the written disclosures and the letter from such accounting firm required by PCAOB 3526, Communication with Audit Committees Concerning Independence, as amended; and (iv) discussed with the independent registered public accounting firm its independence.  The Audit Committee met in periodic executive sessions with each of the independent auditor, management, and internal auditor during 2011.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Audit Committee:
Robert E. Bosworth, Chairman
Bradley A. Moline
Dr. Niel B. Nielson

The Compensation Committee

Functions, Composition, and Meetings of the Compensation Committee.  As more fully outlined in the Compensation Committee Charter, the primary functions of the Compensation Committee are to aid our Board in discharging its responsibilities relating to the compensation of our executive officers, including the chief executive officer; to evaluate and approve our compensation plans, policies, and programs; to produce an annual report on executive compensation; and to perform such other duties as may be assigned to it by our Board or imposed by applicable laws or regulations.  In furtherance of its duties, the Compensation Committee reviews and approves certain aspects of compensation of our executive officers and makes recommendations on other compensation matters to the full Board of Directors.  During 2011, Dr. Nielson and Mr. Alt served as the members of the Compensation Committee, with Dr. Nielson serving as Chairman.  The Compensation Committee held a total of five meetings in 2011.

Compensation Committee Charter.  Our Compensation Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The charter is available free of charge on our website at http://www.ctginvestor.com.

Report of the Compensation Committee.  In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement.  The Report of the Compensation Committee follows.

The Report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Report of the Compensation Committee

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management.  Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Dr. Niel B. Nielson, Chairman
William T. Alt

Risks Presented by the Company's Compensation Programs

As required by SEC rules, the Company has assessed the risks that could arise from its compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a materially adverse effect on the Company.  The Company's risk-assessment of its compensation policies creates a strong alignment between the interests of management and stockholders.

Compensation Committee Interlocks and Insider Participation

Dr. Nielson served on the Compensation Committee and was Chairman for all of 2011.  Mr. Alt also served on the Compensation Committee for all of 2011.

During 2011, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee.  Additionally, during 2011, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of our Board of Directors.

See "Certain Relationships and Related Transactions" for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and "Executive Compensation – Director Compensation" for a description of compensation of the members of the Compensation Committee.

The Nominating and Corporate Governance Committee

Functions, Composition, and Meetings of the Nominating and Corporate Governance Committee.  In April 2004, the Board of Directors established a Nominating and Corporate Governance Committee to recommend to the Board of Directors potential candidates for election to the Board of Directors and to make recommendations to the Board concerning issues related to corporate governance, as more specifically detailed in the written charter discussed below.  During 2011, Mr. Alt and Mr. Moline served as the Nominating and Corporate Governance Committee, with Mr. Alt serving as Chairman.  All current members of the Nominating and Corporate Governance Committee are independent, as independence for nominating committee members is defined under applicable NASDAQ rules.  The Committee met one time in 2011.  The Nominating and Corporate Governance Committee has recommended that the Board of Directors nominate David R. Parker, William T. Alt, Robert E. Bosworth, Bradley A. Moline, and Dr. Niel B. Nielson for election at the Annual Meeting, each of whom is currently serving as a director.

Nominating and Corporate Governance Committee Charter.  Our Nominating and Corporate Governance Committee operates pursuant to a written charter detailing its purpose, powers, and duties. A copy of the charter is available free of charge on our website at http://www.ctginvestor.com.

Process for Identifying and Evaluating Director Nominees.  Director nominees are chosen by the entire Board of Directors, after considering the recommendations of the Nominating and Corporate Governance Committee.  The members of the Nominating and Corporate Governance Committee review the qualifications of various persons to determine whether they are qualified candidates for membership on the Board of Directors.  The Nominating and Corporate Governance Committee will review all candidate recommendations, including those properly submitted by stockholders, in accordance with the requirements of its charter.  With regard to specific qualities and skills, the Nominating and Corporate Governance Committee believes it necessary that: (i) at least a majority of the members of the Board of Directors qualify as "independent" under NASDAQ Rule 5605(a)(2); (ii) at least three members of the Board of Directors satisfy the audit committee membership criteria specified in NASDAQ Rule 5605(c)(2)(A); and (iii) at least one member of the Board of Directors eligible to serve on the Audit Committee has sufficient knowledge, experience, and training concerning accounting and financial matters so as to be financially sophisticated under NASDAQ Rule 5605(c)(2)(A) and qualifies as an "audit committee financial expert" within the meaning of Item 407(d)(5) of Regulation S-K.  In addition to these specific requirements, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include experience, accomplishments, education, understanding of our business and the industry in which we operate, specific skills, general business acumen, and personal and professional integrity.  Generally, the Nominating and Corporate Governance Committee will first consider current Board members because they meet the criteria listed above and possess knowledge of our history, strengths, weaknesses, goals, and objectives.  We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Director Evaluation Program.  The Nominating and Corporate Governance Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our stockholders, including an assessment of the Board's compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance.  The Nominating and Corporate Governance Committee also is responsible for developing and implementing an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance.

Board Diversity.  In recommending candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers Board diversity along with the various other factors discussed above.  Pursuant to the Nominating and Corporate Governance Committee's charter, such consideration includes each individual candidate's ability to enhance differences of viewpoint, professional experience, education, skill, and other individual qualities among the members of the Board.  The Nominating and Corporate Governance Committee periodically reviews and assesses the effectiveness of the Committee's policies with respect to its consideration of diversity in identifying director nominees.

      Stockholder Director Nominee Recommendations.  It is generally the policy of the Nominating and Corporate Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received.  To be timely, recommendations must be received in writing at our principal executive offices, 400 Birmingham Highway, Chattanooga, Tennessee 37419, at least 120 days prior to the anniversary date of mailing of our Proxy Statement for the prior year's Annual Meeting.  For our next annual meeting, the deadline for receiving stockholder recommendations of proposed director nominees will be December 5, 2012.  In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee's name and qualifications and the reason for such recommendation;
•	the name and record address of the stockholder(s) proposing such nominee;
•	the number of shares of our Class A and/or Class B common stock that are beneficially owned by such stockholder(s); and
•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and us or any of our subsidiaries.

 In order to be considered by the Board, any candidate proposed by one or more stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

Our Executive Officers

Set forth below is certain information regarding our current executive officers (other than our CEO, David R. Parker, for whom information is set forth above under "Proposal 1 – Election of Directors – Nominees for Directorships").  All executive officers are elected annually by the Board of Directors.  All references to experience with us include positions with our operating subsidiary, Covenant Transport, Inc., a Tennessee corporation.

Joey B. Hogan, 50, has served as our Senior Executive Vice President and Chief Operating Officer since May 2007, and also has served as President of Covenant Transport, Inc., a Tennessee corporation, since such time.  Mr. Hogan was our Chief Financial Officer from 1997 to May 2007, and our Executive Vice President from May 2003 to May 2007, and was a Senior Vice President from December 2001 to May 2003.  From joining us in August 1997 through December 2001, Mr. Hogan served as our Treasurer.  Mr. Hogan served as a director and on the audit committee of Chattem, Inc., a consumer products company, from April 2009 through March 2010.  Mr. Hogan did not serve on the compensation committee of Chattem, Inc.

Tony Smith, 63, founded Southern Refrigerated Transport, Inc. in 1986 and has served as President of Southern Refrigerated Transport, Inc. ("SRT") since its inception.  SRT joined Covenant Transportation Group, Inc. as one of our subsidiaries in 1998.  Mr. Smith also served as President of Tony Smith Trucking, Inc., a former subsidiary, from October 1998 to December 2004.  Mr. Smith is the father of Justin Smith, Chief Operating Officer at SRT.

James "Jim" Brower, 54, has served as President of Star Transportation, Inc. ("Star"), one of our subsidiaries, since 1983.  Star joined Covenant Transportation Group, Inc. as one of our subsidiaries in 2006.

Richard B. Cribbs, 40, has served as our Senior Vice President and Chief Financial Officer since May 2008.  Previously, Mr. Cribbs served as our Vice President and Chief Accounting Officer from May 2007 to May 2008 and was our Corporate Controller from May 2006 to May 2007.  Prior to joining the Company, Mr. Cribbs was the Corporate Controller, Assistant Secretary, and Assistant Treasurer for Tandus, Inc., a commercial flooring company, from May 2005 to May 2006, and served as Chief Financial Officer of Modern Industries, Inc., a tier two automotive supply company from December 1999 to May 2005.

R.H. Lovin, Jr., 60, has served in several senior management positions since joining us in 1986.  Mr. Lovin has been our Executive Vice President - Administration since February 2003 and Corporate Secretary since August 1995.  Mr. Lovin previously served as our Chief Financial Officer from 1986 to 1994, as Vice President of Administration from May 1994 to May 2003, and as one of our directors from May 1994 to May 2003.

M. Paul Bunn, 34, has served as our Chief Accounting Officer since January 2012.  Previously, Mr. Bunn served as our Corporate Controller from July 2009 to January 2012.  Prior to that, Mr. Bunn served as an Audit Senior Manager for Ernst & Young, LLP, a global professional services provider.  Mr. Bunn is registered as a CPA with the State of Tennessee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of our Class A common stock, to file reports of ownership and changes in ownership with the SEC.

In March 2011, the Company determined that certain shares had been withheld at the election of certain of our executive officers to satisfy such executive officers' tax withholding obligations, all of which were inadvertently not reported.  The Company filed reports to report each of the foregoing unreported transactions, and, as a result, (i) Jim Brower, M. Paul Bunn, Joey B. Hogan, Mark Paré, and Tony Smith had one late Form 4; and (ii) Richard B. Cribbs, M. David Hughes, R.H. Lovin, Jr., and David R. Parker had two late Forms 4.

Except for reports with respect to the transactions described above, to the Company's knowledge, based solely on a review of the copies of such reports filed with the SEC during 2011 and written representations that no other reports were required during the year ended December 31, 2011, all of the Company's executive officers, directors, and greater than 10% stockholders complied with applicable Section 16(a) filing requirements during the year ended December 31, 2011.

Code of Conduct and Ethics

Our Board of Directors has adopted a Code of Conduct and Ethics that applies to all directors, officers, and employees, whether with us or one of our subsidiaries.  The Code of Conduct and Ethics includes provisions applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions that constitute a "code of ethics" within the meaning of Item 406(b) of Regulation S-K.  A copy of the Code of Conduct and Ethics is available to stockholders on our website at http://www.ctginvestor.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy of Compensation

The Compensation Committee of our Board of Directors ("Compensation Committee") oversees all of our executive officer compensation arrangements.  The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation.  The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances.  In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives' interests with the interests of our stockholders.  The Compensation Committee also reviews and approves all forms of deferred compensation and incentive compensation, including stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers.  The Compensation Committee takes into account the recommendations of our CEO in reviewing and approving the overall compensation of the other executive officers.

One of our primary business strategies has been to divide our businesses into defined service offerings, each of which operates as a semi-autonomous business unit.  Accordingly, at the most senior level, including our Named Executive Officers (as defined below), we seek to attract, motivate, and retain executives who are capable of evaluating, building, and managing multiple businesses,  and who we believe will create long-term value for our stockholders.  In this regard, we use a mix of compensation designed to provide overall compensation levels that (i) are sufficient to attract and retain talented executives and to motivate those executives to achieve superior results, (ii) align executives' interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable, (iii) enhance executives' incentives to increase our stock price and focus on the long-term interests of our stockholders, and (iv) are consistent with our goal of controlling costs.  In many instances we build our compensation elements around long-term retention and development together with annual rewards based on financial performance.

Role of Compensation Consultant

In March 2011, the Compensation Committee engaged Towers Watson as its compensation consultant.  Towers Watson is an independent consulting firm that reports and provides services only to our Compensation Committee, although Towers Watson may work in cooperation with management as required to carry out its obligations to the Compensation Committee.  Without the Compensation Committee’s prior approval, Towers Watson will not perform any services for the Company or our management.

The Compensation Committee engaged Towers Watson to provide independent and unbiased external advice and expertise regarding executive compensation and to provide a competitive market pay analysis for our Named Executive Officers.  This analysis compared base salary, cash bonus, and long-term equity incentive components of compensation to both a competitive peer group and general industry companies with comparable annual revenues.  The information provided included compensation trends and practices in our industry, competitive peer companies, historical compensation statistics, and market survey data.  While Towers Watson provided general guidance on our executive compensation program, they did not specifically determine or recommend any amounts or forms of compensation for any executive officers or directors.

The peer group compiled by Towers Watson consisted of (i) Celadon Group, Inc., (ii) Frozen Food Express Industries, Inc., (iii) Heartland Express, Inc., (iv) J.B. Hunt Transport Services, Inc., (v) Knight Transportation, Inc., (vi) Marten Transport, Ltd., (vii) P.A.M. Transportation Services, Inc., (viii) Quality Distribution, Inc., (ix) USA Truck, Inc., and (x) Werner Enterprises, Inc.  We believe that we compete to varying degrees for business and talent with the companies in this peer group.

The Compensation Committee reviewed the peer group data compiled by Towers Watson for informational purposes, but has not formally targeted specific levels of pay relative to the external market.  The Compensation Committee used the information to evaluate the Company's current compensation program and will use such information as a guide in establishing an executive compensation program going forward, including the setting of base salaries and grants of equity awards for the named executive officers.

Other than the work completed for the Compensation Committee, Towers Watson did not provide any services to the Company, management, or any of our subsidiaries.

Elements of Compensation

Our compensation program for senior executive officers has two major elements, fixed and incentive compensation.  The total compensation for senior executive officers, including the Named Executive Officers (as defined below), consists of one or more of the following components: (i) base salary, (ii) incentive compensation, which may include a performance-based annual bonus and long-term equity incentive awards, which in recent years have been in the form of restricted stock grants that have been performance-based and/or time-based as to vesting, (iii) other compensation, including specified perquisites, and (iv) employee benefits, which are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements.  In making decisions regarding an executive's total compensation, the Compensation Committee considers whether the total compensation is fair and reasonable to us, is internally appropriate based upon our culture, goals, initiatives, and the compensation of our other employees, and is within a reasonable range of the compensation afforded by other opportunities, overall economic conditions, and our recent historical performance.  The Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive's leadership, integrity, individual performance, prospect for future performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial results, the creation of stockholder value, and current and past compensation.  In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation.  Consistent with our need to control costs and our desire to recognize our executives' performance where such recognition is warranted, the Compensation Committee has attempted to keep base salaries relatively low and weight overall compensation toward incentive and equity based compensation.  Accordingly, a substantial part of the compensation package for each Named Executive Officer is at risk and is only earned if our performance and the performance of the Named Executive Officer so warrants.  The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value.  The Compensation Committee also takes into account the tax and accounting consequences associated with each element of compensation.  In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Compensation Committee, the Compensation Committee's general understanding of compensation levels of public companies, and the historical compensation levels of the executive officers.  We generally do not rely on rigid formulas, other than performance measures under our annual bonus program, or short-term changes in business performance when setting compensation.  Additionally, the Compensation Committee has the authority under its charter to retain outside consultants as it deems appropriate.  In accordance with this authority and as discussed above, the Compensation Committee engaged Towers Watson in March 2011 to provide independent and unbiased external advice and expertise regarding executive compensation and to provide a competitive market pay analysis for our Named Executive Officers.  The Compensation Committee has used this advice and information as a guide in reviewing our executive compensation program, including with respect to the setting of base salaries and grants of equity awards to our executives.

The following summarizes the compensation elements we used to attract, motivate, and retain our CEO, our Chief Financial Officer, and our three other most highly compensated executive officers for the year ended December 31, 2011 (collectively, the "Named Executive Officers").

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract, motivate, and retain highly qualified executives.  Base pay is a critical element of our compensation program because it provides our executive officers with stability.  Compensation stability allows our executives to focus their attention and efforts on creating stockholder value and on our other business objectives.  In determining base salaries, we consider the executive's current base salary, recent economic conditions and our financial results, and the executive's qualifications and experience, including, but not limited to, the executive's length of service with us, the executive's industry knowledge, and the quality and effectiveness of the executive's leadership, integrity, scope of responsibilities, dedication to us and our stockholders, past performance, and current and future potential for providing value to our stockholders.  Until recently, we did not formally benchmark base salary or total executive compensation against the executive compensation of any other company or group of companies.  However, the Compensation Committee from time to time has considered the form and level of compensation disclosed by other publicly traded truckload carriers, certain other transportation companies, and companies of similar size and market capitalization in general.  We did not have a peer group for compensation purposes.  Towers Watson provided the Compensation Committee information and advice with respect to the competitiveness of our base salaries by benchmarking our base salaries against those paid by the general industry, broader transportation, and our trucking peers.  In their report, Towers Watson concluded that the base salaries paid to most of our Named Executive Officers are toward the upper end of the competitive range when compared to our trucking peers, while the level of our base salaries is generally toward the lower end of the range of salaries paid in the broader transportation and general industry groups.  In each case, the comparison salaries were adjusted through regression analysis to reflect companies of similar size to the Company.  We believe our base salaries are set at a level that allows us to pay a portion of an executive officer's total compensation in the form of incentive compensation, including annual bonuses, long-term incentives, and perquisites.  This mix of compensation helps incentivize executives to maximize stockholder value in the long run.

Incentive Compensation
Long-Term Incentives

On May 17, 2011, at the 2011 Annual Meeting, our stockholders approved our Second Amended and Restated Covenant Transportation Group, Inc. 2006 Omnibus Incentive Plan ("Incentive Plan").  Our Incentive Plan is a broad-based equity plan that we use to, among other things, (i) provide annual incentives to executive officers in a manner designed to reinforce our performance goals, (ii) attract, motivate, and retain qualified executive officers by providing them with long-term incentives, and (iii) align our executives' and stockholders' long-term interests by creating a strong, direct link between executive pay and stockholder return.  The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by using equity-based awards (which often value a company's long-term prospects), requiring holding periods for equity grants, and granting awards that have multiple-year vesting schedules.  Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance.  Awards with multiple-year vesting schedules create incentive for executive officers to increase stockholder value over an extended period of time because the value received from such awards is based on the growth of the stock price.  Such awards also incentivize executives to remain with us over an extended period of time.  Thus, we believe our Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.

Awards under our Incentive Plan may be paid in cash, shares of Class A common stock, a combination of cash and shares of Class A common stock, or in any other permissible form, as the Compensation Committee determines.  All awards granted under the Incentive Plan are evidenced by an award notice that specifies the type of award granted, the number of shares of Class A common stock underlying the award, if applicable, and all terms governing the award.  Payment of awards may include such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee deems appropriate, including, in the case of awards paid in shares of Class A common stock, restrictions on transfer of such shares and provisions regarding the forfeiture of such shares under certain circumstances.  The Incentive Plan authorizes the grant of stock options, stock appreciation rights, stock awards, restricted stock unit awards, performance units, performance awards, and any other form of award established by the Compensation Committee that is consistent with the Incentive Plan's purpose, or any combination of the foregoing.

The Compensation Committee considers several factors when determining awards to be granted to our executive officers, including (i) the recommendations of our CEO, (ii) how the achievement of certain performance goals will help us improve our financial and operating performance and add long-term value to our stockholders, (iii) the value of the award in relation to other elements of total compensation, including the number of options or restricted stock currently held by the executive, and the number of options or restricted stock granted to the executive in prior years, (iv) the executive's position, scope of responsibility, ability to affect our financial and operating performance, ability to create stockholder value, and historic and recent performance, and (v) the impact of awards on retention.  The Compensation Committee also has the guidance of Towers Watson that found that our long-term incentives are generally in the middle to upper end of the range of our trucking peer group.

Performance-Based Annual Bonuses

Consistent with our goal to improve our consolidated operating ratio, the Compensation Committee has over the past few years approved operating income and operating ratio targets as the basis for performance-based bonuses.  The key terms of our performance-based bonuses for 2011 and 2012 are described in additional detail below.  In their report, Towers Watson found that our past performance targets have been aggressive, and that our annual performance-based bonus targets generally have been competitive with those of our trucking peer group, although our payout range is more limited.  Towers Watson also concluded that our bonus plan is fundamentally sound, understood by participants, and motivates appropriate behaviors.

In February 2011, the Compensation Committee approved performance-based bonus opportunities for the Company's senior management group (the "Program") under the Incentive Plan. Under the Program and consistent with the objectives of the Incentive Plan, certain employees, including the Company's Named Executive Officers, were eligible to receive bonuses upon satisfaction of 2011 consolidated operating income and operating ratio targets (and, for certain of these employees, the satisfaction of the 2011 operating income and operating ratio targets established for the Company's subsidiaries (collectively, the "Performance Targets")), as applicable.  Each applicable Performance Target corresponds to a percentage bonus opportunity for the employee that is multiplied by the employee's base salary to determine the employee's bonus.  Pursuant to the Program, David Parker, Joey Hogan, and R.H. Lovin, as Named Executive Officers, were eligible to receive between 37.5% and 75.0% of their respective base salary depending on the consolidated Performance Targets that were achieved, if any, (ii) Richard Cribbs, another Named Executive Officer, was eligible to receive between 30.0% and 60.0% of his base salary based on the consolidated Performance Targets that were achieved, if any, and (iii) Tony Smith, as the remaining Named Executive Officer, was eligible to receive between 7.5% and 15.0% of his base salary based on the Performance Targets achieved for the consolidated group, if any, and between 30.0% and 60.0% of his base salary based on Performance Targets achieved for the Company's subsidiary, SRT.

Other Compensation

We provide our Named Executive Officers with certain other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation program.  We believe that these benefits generally allow our executives to work more efficiently.  The costs of these benefits constitute only a small percentage of each executive's total compensation.  In setting the amount of these benefits, the Compensation Committee considers each executive's position and scope of responsibilities and all other elements comprising the executive's compensation.

Employee Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) Plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.

Compensation Paid to Our Named Executive Officers

Compensation Paid to Our Chief Executive Officer

Mr. Parker founded Covenant Transport, Inc. in 1985 with just 25 tractors and 50 trailers and has been our chief executive since our inception.  We have achieved considerable growth in revenue since our inception and now serve as the holding company for several transportation providers that in the aggregate operate nearly 3,000 tractors and more than 7,000 trailers and offer premium transportation services for customers throughout the United States.  Mr. Parker, along with one other executive officer, is responsible for managing the performance of our service offerings.

At the request and recommendation of Mr. Parker, the Compensation Committee did not consider an increase to Mr. Parker's base salary during 2011. Mr. Parker participated in the salary reduction program in 2010 and voluntarily reduced his salary to $481,950 for 2010.  At the beginning of 2011, his salary reverted to the prior amount of $535,500 for 2011.   Mr. Parker's base salary has not increased since 2003.  With respect to the other aspects of Mr. Parker's compensation, the Compensation Committee determined that a significant amount of equity compensation to align Mr. Parker's compensation with increasing stockholder value and certain perquisites, as included in the "All Other Compensation" column of the Summary Compensation table, were important to motivate continued performance from Mr. Parker.  Mr. Parker does not participate in the determination of his own compensation.

In February 2011, the Compensation Committee approved performance-based bonus opportunities under which Mr. Parker was eligible to receive a bonus equal to a percentage of his base salary based upon our achievement of 2011 consolidated operating income and operating ratio targets.  As in 2010, the percentage of salary assigned to Mr. Parker was based on the Compensation Committee's evaluation of (i) the magnitude of Mr. Parker's ability to impact corporate performance based on his responsibilities at the time the targets were set, (ii) the composition of Mr. Parker's total compensation package, and (iii) our long-term financial goals.

In connection with the 2011 performance-based bonus opportunities described above and consistent with the Company's performance goals, the Compensation Committee set performance targets for Mr. Parker related to us having consolidated operating income of $35,351,000 and a consolidated operating ratio of 93.9% for 2011.  As with the performance targets established in prior years, the Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the performance targets, subject to upward or downward adjustment in defined circumstances.  The applicable percentage of the achieved performance target is then multiplied by Mr. Parker's target bonus (50% of his base salary for 2011) to determine Mr. Parker's bonus.  The following table sets forth a summary of the incremental levels of achievement of the performance targets and the related percentage of the potential bonus associated with such achievement.

2011 Incremental Ranges of Performance Targets (Consolidated)
Consolidated Operating Income ($) (000s)	Consolidated Operating Ratio (%)	% of Bonus Opportunity Paid as Bonus (%)
33,200	94.3	75.0
35,351	93.9	100.0
37,854	93.5	110.0
40,356	93.1	120.0
41,392	92.9	150.0

The Compensation Committee reviewed the 2011 bonus targets and our 2011 year-end results and, based upon such review, determined no bonus had been earned.

In May 2011, the Compensation Committee granted 20,000 restricted shares of our Class A common stock to Mr. Parker (the "Parker Grant") under the Incentive Plan, containing both performance and time vested portions.  The shares subject to the Parker Grant vest 25.0% if our consolidated net income margin percentage for either 2012 or 2013 is at least 0.5 percentage points higher than the greater of the 2010 or 2011 consolidated net income margin percentage. The shares subject to the Parker Grant vest an additional 25.0% if our consolidated net income margin percentage for 2012 or 2013 is at least 1.0 percentage points higher than the greater of the 2010 or 2011 consolidated net income margin percentage. The shares subject to the Parker Grant vest 50.0% on December 31, 2014 and are  also subject to certain continued employment, termination, acceleration, and forfeiture provisions.

During 2011, we also provided Mr. Parker with a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, and use of our administrative personnel for personal services.  We also paid Mr. Parker the value of certain of his life insurance premiums and certain of his club fees and dues.  With the exception of payment for the life insurance premiums, each perquisite is designed to help Mr. Parker more effectively carry out his responsibilities as CEO.  We also provide Mr. Parker with medical, dental, and group life insurance.

Compensation Paid to Our Other Named Executive Officers

For all Named Executive Officers, other than our CEO and COO, the form and amount of compensation was recommended by our CEO and COO.  For our COO, the form and amount of compensation was recommended by our CEO.  As discussed above, the Compensation Committee relied on the business experience of its members, the historical compensation levels of the Named Executive Officers, and its general understanding of compensation levels at public companies to determine that the CEO's and COO's recommendations with respect to the compensation levels and forms were appropriate for 2011.  For 2011, the form of compensation paid to our Named Executive Officers was generally consistent with past years, with compensation consisting primarily of base salary, bonus based on the achievement of certain financial and operating goals, and equity compensation in the form of restricted stock grants.  For each of the Named Executive Officers, the Compensation Committee considered, among other things, our financial and operating results for the years ended December 31, 2010 and 2011, the duties and responsibilities of each Named Executive Officer, and the length of time each Named Executive Officer has been with us, as further described in each executive's biographical information found herein.

In February 2011, the Compensation Committee approved performance-based bonus opportunities under which each Named Executive Officer was eligible to receive a bonus equal to a percentage of his base salary based upon our achievement of 2011 consolidated operating income and operating ratio targets (and for Mr. Smith, the satisfaction of the 2011 operating income and operating ratio targets established for SRT), as applicable.  As in 2010, the percentage of salary assigned to each Named Executive Officer was based on the Compensation Committee's evaluation of (i) the magnitude of each Named Executive Officer's ability to impact corporate performance based on the executive's responsibilities at the time the targets were set, (ii) the composition of each Named Executive Officer's total compensation package, and (iii) our long-term financial goals.

In connection with the 2011 performance-based bonus opportunities described above and consistent with the Company's performance goals, the Compensation Committee set performance targets for each Named Executive Officer (other than Mr. Smith, whose performance targets are provided below) related to us having consolidated operating income of $35,351,000 and a consolidated operating ratio of 93.9% for 2011.  As with the performance targets established in prior years, the Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the performance targets, subject to upward or downward adjustment in defined circumstances.  The applicable percentage of the achieved performance target is then multiplied by the Named Executive Officer's target bonus (50% of each of Messrs. Parker's, Hogan's and Lovin's base salaries for 2011; 40% of Mr. Cribbs' base salary for 2011) to determine the Named Executive Officer's bonus.  The following table sets forth a summary of the incremental levels of achievement of the performance targets and the related percentage of the potential bonus associated with such achievement.

2011 Incremental Ranges of Performance Targets (Consolidated)
Consolidated Operating Income ($) (000s)	Consolidated Operating Ratio (%)	% of Bonus Opportunity Paid as Bonus (%)
33,200	94.3	75.0
35,351	93.9	100.0
37,854	93.5	110.0
40,356	93.1	120.0
41,392	92.9	150.0

For Mr. Smith, the Compensation Committee set performance targets, of which 20% were related to the consolidated performance targets set forth above and 80% were related to SRT having operating income of $15,324,000 and an operating ratio of 90.2% for 2011.  As with the performance targets for the other Named Executive Officers, the Compensation Committee also created specific parameters for awarding an additional bonus to Mr. Smith within certain incremental ranges of achievement above the performance targets.  The following table sets forth, with respect to Mr. Smith, a summary of the incremental levels of achievement of the performance targets and the related percentage of the potential bonus associated with such achievement.

2011 Incremental Ranges of Performance Targets (SRT)
SRT Operating Income ($) (000s)	SRT Operating Ratio (%)	% of Bonus Opportunity Paid as Bonus (%)
14,683	90.6	75.0
15,324	90.2	100.0
15,996	89.8	110.0
16,668	89.3	120.0
16,966	89.1	150.0

The Compensation Committee reviewed the 2011 bonus targets and our 2011 year-end results and, based upon such review, determined no bonus had been earned by any of our Named Executive Officers.

In May 2011, the Compensation Committee granted 20,000 restricted shares of our Class A common stock to Mr. Hogan, 16,389 to Mr. Smith and Mr. Lovin, and 7,460 to Mr. Cribbs (the "NEO Grants") under the Incentive Plan.  The shares subject to the NEO Grants vest 25.0% if our consolidated net income margin percentage for either 2012 or 2013 is at least 0.5 percentage points higher than the greater of the 2010 or 2011 consolidated net income margin percentage. The shares subject to the NEO Grants vest an additional 25.0% if our consolidated net income margin percentage for 2012 or 2013 is at least 1.0 percentage points higher than the greater of the 2010 or 2011 consolidated net income margin percentage. The shares subject to the NEO Grants vest 50.0% on December 31, 2014, and the vesting is also subject to certain continued employment, termination, acceleration, and forfeiture provisions.

In July 2011, the Compensation Committee approved salary increases for Mr. Cribbs and Mr. Lovin, in light of their then-current salaries and responsibilities and, in the case of Mr. Lovin, his long tenure with us.  The new annualized salary for both Messrs. Cribbs and Lovin is $180,000.  With the exception of a salary increase for Mr. Cribbs in 2009 from 2008 due to his increased responsibility after becoming a Senior Vice President and our Chief Financial Officer, the Compensation Committee had not previously increased the annual base salaries of any of our other Named Executive Officers since 2008.  Along with Mr. Parker, Mr. Hogan also reduced his salary at the beginning of 2010, and certain other Named Executive Officers did the same effective April 1, 2010.  Such salaries reverted to prior levels at the beginning of 2011.

During 2011, we also provided each Named Executive Officer with a cash vehicle allowance and use of our corporate travel agency to arrange personal travel.  Each perquisite is designed to help the Named Executive Officers more effectively carry out their responsibilities for us.  We also provide each Named Executive Officer with medical, dental, and group life insurance.

Compensation Decisions with Respect to 2012

The Compensation Committee annually reviews and considers increases in the base salaries of our Named Executive Officers, as well as proposals to grant equity awards to each Named Executive Officer based on the number of restricted shares of Class A common stock granted to each Named Executive Officer in prior years and each Named Executive Officer's base salary, position, scope of responsibility, ability to affect our results, ability to create stockholder value, and historic and recent performance, as described above.  As of March 31, 2012, management had not proposed and the Compensation Committee had not considered any changes to the salaries of our Named Executive Officers or any grants of equity awards to the Named Executive Officers for 2012.  Nevertheless, the Compensation Committee may consider changes to the Named Executive Officers' base salaries and grants of equity awards to the Named Executive Officers in the future.

In February 2012, the Compensation Committee approved performance-based bonus opportunities for the Company's senior management group (the "2012 Program") under the Incentive Plan, including our Named Executive Officers.  As set forth in the Incentive Plan, the Compensation Committee may choose from a range of defined performance measures. As in 2011, the percentage of salary assigned to each Named Executive Officer is based on the Compensation Committee's evaluation of (i) the magnitude of each Named Executive Officer's ability to impact corporate performance based on the executive's responsibilities at the time the targets were set, (ii) the composition of each Named Executive Officer's total compensation package, and (iii) our long-term financial goals.  Under the 2012 Program and consistent with the objectives of the Incentive Plan, certain employees, including the Named Executive Officers, may receive incremental bonuses upon satisfaction of 2012 consolidated earnings per share targets (and, for Tony Smith, the satisfaction of 2012 operating income and operating ratio targets established for SRT) (collectively, the "2012 Performance Targets").  Each applicable 2012 Performance Target corresponds to a percentage bonus opportunity for the employee that is multiplied by the employee's base salary to determine the employee's bonus.  Pursuant to the Program, (i) David Parker, Joey Hogan, and R.H. Lovin, Jr., as Named Executive Officers, may receive between 25.0% and 100.0% of their respective base salary depending on the 2012 Performance Targets that are achieved, if any, (ii) Richard Cribbs, another Named Executive Officer, may receive between 20.0% and 80.0% of his base salary depending on the 2012 Performance Targets that are achieved, if any, and (iii) Tony Smith, as the remaining Named Executive Officer, may receive between 5.0% and 20.0% of his base salary depending on the 2012 Performance Targets achieved for the consolidated group, if any, and between 20.0% and 80.0% of his base salary based on 2012 Performance Targets achieved for SRT, if any.  The following tables set forth a summary of the incremental levels of achievement of the performance targets and the related percentage of the potential bonus associated with such achievement.

2012 Incremental Ranges of Performance Targets (Consolidated)
% of Bonus Opportunity Paid as Bonus (%)	EPS ($)
50.0	0.05
75.0	0.15
100.0	0.25
110.0	0.35
120.0	0.45
150.0	0.50
175.0	0.60
200.0	0.70

2012 Incremental Ranges of Performance Targets (SRT)
SRT Operating Income ($) (000s)	SRT Operating Ratio (%)	% of Bonus Opportunity Paid as Bonus (%)
13,334	91.9	50.0
14,130	91.5	75.0
14,916	91.0	100.0
15,694	90.5	110.0
16,471	90.0	120.0
16,868	89.8	150.0
17,679	89.3	175.0
18,424	88.9	200.0

The Compensation Committee believes that the performance targets represent aggressive, yet achievable goals for the Named Executive Officers.

Separation and Severance Agreements

We currently do not have any employment contracts, severance agreements, change-of-control agreements, or other arrangements with our Named Executive Officers that provide for payment or benefits to an executive officer at, following, or in connection with a change in control, a change in an executive officer's responsibilities, or an executive officers' termination of employment, including resignation, severance, retirement, or constructive termination.  However, under certain circumstances in which there is a change of control, certain outstanding unexercisable stock options and unvested restricted stock granted to recipients, including Named Executive Officers, under the Incentive Plan and our predecessor plans may become immediately exercisable or subject to immediate vesting, respectively, upon the occurrence of such event, notwithstanding that such stock options or restricted shares may not have otherwise been fully exercisable or fully vested.

Generally speaking, and as qualified by the terms of the relevant plans and award notices, a change in control occurs if: (i) someone acquires 50% or more of the combined voting power of our stock, unless after the transaction more than 75% of the acquiring company is owned by all or substantially all of those persons who were beneficial owners of our stock prior to such acquisition; (ii) a majority of our directors is replaced, other than by new directors approved by existing directors; (iii) we consummate a reorganization, merger, or consolidation where, following such transaction, all or substantially all of those persons who were beneficial owners of our stock immediately prior to the transaction do not own, immediately after the transaction, more than 75% of the outstanding securities of the resulting corporation; or (iv) we sell or liquidate all or substantially all of our assets.  The estimated value of stock options and restricted stock that would have vested for our Named Executive Officers as of December 30, 2011 (the last day the stock was traded in 2011) under the acceleration scenarios described above is set forth in the table below.  As the exercise price for all outstanding stock options held by our Named Executive Officers is above the aggregate market value of the underlying shares as of December 30, 2011, or $2.97 per share at the closing price, there is no value in the accelerated options.  The value for the accelerated restricted stock was calculated by multiplying the closing market price of our stock on December 30, 2011 ($2.97) by the number of shares of accelerated restricted stock.  For additional information on the number of currently unexercisable stock options and unvested restricted stock that may become fully exercisable or immediately vest in the event of a change in control, please refer to the table of Outstanding Equity Awards at Year-End.

Name	Value of Accelerated Stock Options ($)	Value of Accelerated Restricted Stock ($)
David R. Parker	-	135,509
Richard B. Cribbs	-	50,876
Joey B. Hogan	-	118,800
Tony Smith	-	97,350
R.H. Lovin, Jr.	-	102,708

Summary Compensation Table

The following table sets forth information concerning the total compensation for the year 2011 awarded to, earned by, or paid to those persons who were, at December 31, 2011, (i) our CEO, (ii) our Chief Financial Officer, and (iii) our three other most highly compensated executive officers with total compensation exceeding $100,000 for the year ended December 31, 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation(4) ($)	Total ($)
David R. Parker, Chief Executive Officer, Chairman, and President	2011 2010 2009	534,468 481,950 484,627	- - -	93,400 215,550 85,748	- 294,525 -	146,517 147,320 147,966	774,385 1,139,345 718,341
Richard B. Cribbs, Senior Vice President and Chief Financial Officer	2011 2010 2009	175,146 166,250 168,437	- - -	34,838 79,625 32,000	- 77,000 -	9,000 9,000 9,173	218,984 331,875 209,610
Joey B. Hogan, Senior Executive Vice President and Chief Operating Officer	2011 2010 2009	274,469 247,500 248,875	- - -	93,400 162,000 54,024	- 151,250 -	13,200 13,200 13,454	381,069 573,950 316,353
Tony Smith, President of Southern Refrigerated Transport, Inc.	2011 2010 2009	252,253 243,750 231,250	- - -	76,537 132,751 48,250	- 172,500 60,000	12,000 12,000 12,231	340,790 561,001 351,731
R.H. Lovin, Jr.,(5) Executive Vice President – Administration	2011 2010	171,182 155,217	- -	76,537 149,911	- 94,380	13,200 13,200	260,919 412,708

(1)
Effective January 1, 2009, Messrs. Parker and Hogan voluntarily reduced their salaries by $42,840 and $22,000, respectively.  Effective April 1, 2009, Messrs. Parker and Hogan voluntarily reduced their salaries further by $10,710 and $5,500, respectively, and Messrs. Cribbs, Smith, and Lovin, voluntarily reduced their salaries by $8,750, $25,000, and $12,012, respectively.  Additionally, effective January 1, 2010, Messrs. Parker and Hogan voluntarily reduced their salary by $53,550 and $27,500, respectively and effective April 1, 2010, Cribbs and Lovin voluntarily reduced their salaries by $8,750 and $17,160, respectively.  Each Named Executive Officer received a grant of restricted stock to compensate for their respective forgone salary; excluding Mr. Hogan in 2010 as he notified the Compensation Committee of his desire not to receive any grant in exchange for his 2010 salary reduction.  Accordingly, no grant to Mr. Hogan was considered by the Compensation Committee.

(2)
The amounts included in this column represent the aggregate grant date fair value of the awards granted to each Named Executive Officer in accordance with FASB ASC Topic 718, including $53,550 for Mr. Parker, $8,750 for Mr. Cribbs, and $17,160 for Mr. Lovin related to grants of restricted stock in 2010 and $50,873 for Mr. Parker, $8,750 for Mr. Cribbs, $26,125 for Mr. Hogan, $25,000 for Mr. Smith, and $12,012 for Mr. Lovin  related to grants of restricted stock in 2009 to compensate for foregone salary.  The value ultimately realized by the officer may or may not be equal to this determined value.  For additional information on the valuation assumptions with respect to the grants, refer to note 4, Share-Based Compensation, of our consolidated financial statements as provided in the Form 10-K for the year ended December 31, 2011, as filed with the SEC.  See the Grants of Plan-Based Awards Table for information on awards made in 2011.  This fair value does not represent cash received by the executive in 2010 or 2009, but potential earnings contingent on continued employment and/or our future performance.  Because such awards add value to the recipient only when stockholders benefit from stock price appreciation, such awards further align management's interest with those of our stockholders.

(3)	The 2010 amounts relate to bonuses paid pursuant to performance-based grants that were approved by the Compensation Committee in compliance with the provisions of IRS Code Section 162(m).
(4)	See the All Other Compensation Table for additional information.
(5)	Mr. Lovin was not a Named Executive Officer for 2009.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Contributions to Retirement and 401(k) Plans(4) ($)	Total ($)
David R. Parker	2011	46,517(1)	100,000(3)	-	146,517
Richard B. Cribbs	2011	9,000(2)	-	-	9,000
Joey B. Hogan	2011	13,200(2)	-	-	13,200
Tony Smith	2011	12,000(2)	-	-	12,000
R.H. Lovin, Jr.	2011	13,200(2)	-	-	13,200

(1)
During 2011, we provided Mr. Parker with certain other benefits in addition to his salary, including a $33,600 cash vehicle allowance, use of our corporate travel agency to arrange personal travel, and use of our administrative personnel for personal services.  During 2011, we also paid for certain of Mr. Parker's club fees and dues.

(2)
During 2011, we provided the Named Executive Officer with certain other benefits in addition to his base salary, including a cash vehicle allowance and use of our corporate travel agency to arrange personal travel.  None of the personal benefits provided to the Named Executive Officer exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he received during 2011.

(3)
During 2011, we paid Mr. Parker the value of certain life insurance premiums, as a result of arrangements entered into during a time when split-dollar insurance policies were common.  Subsequent to adoption of the Sarbanes-Oxley Act of 2002, we converted the policy to a company-paid policy to honor the pre-existing obligation to Mr. Parker.

(4)
There were no contributions made to the Named Executive Officers’ 401(k) accounts in 2011 as the Board of Directors approved the suspension of employee matching "discretionary" contributions to be made beginning early in 2010 for an indefinite time period.

Narrative to the Summary Compensation Table

See "Executive Compensation – Compensation Discussion and Analysis" for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David R. Parker	05/17/11	- 200,813	- 267,750	- 401,625	- -	20,000 -	- -	93,400 -
Richard B. Cribbs	05/17/11	- 54,000	- 72,000	- 108,000	- -	7,460 -	- -	34,838 -
Joey B. Hogan	05/17/11	- 103,125	- 137,500	- 206,250	- -	20,000 -	- -	93,400 -
Tony Smith	05/17/11	- 93,750	- 125,000	- 187,500	- -	16,389 -	- -	76,537 -
R.H. Lovin, Jr.	05/17/11	- 67,500	- 90,000	- 135,000	- -	16,389 -	- -	76,537 -

(1)
These columns represent the approximate value of the payout to the Named Executive Officer based upon the attainment of specified performance targets that were established by the Compensation Committee in February 2011. The performance targets are related to our consolidated performance, except with respect to Mr. Smith's bonus where the targets are weighted 80% to the performance of SRT and 20% on our consolidated performance. The bonus threshold, target, and maximum set forth above are based upon the Named Executive Officer's 2011 base salary.  The Compensation Committee also created specific parameters for awarding bonuses to the Named Executive Officer within certain incremental ranges of achievement of the performance targets, subject to upward adjustments.  See the Compensation Discussion and Analysis for additional detail with respect to the performance targets.  As we failed to achieve the performance targets, or any incremental ranges of the performance targets, no performance bonuses were awarded to the Named Executive Officers for 2011 under the 2011 Bonus Plan.  Additionally, no amount is shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for 2011, and no amount related to the 2011 Bonus Plan is partially owing any Named Executive Officer.

(2)
This column represents the potential number of shares to be awarded to the Named Executive Officer based upon the vesting requirements that were established by the Compensation Committee for each tranche of awards and as discussed in more detail in the Compensation Discussion and Analysis.

(3)
This column represents the full grant date fair value of the stock awards in accordance with FASB ASC Topic 718 granted to the Named Executive Officers in 2011.  The fair value was calculated using the closing price ($9.34) of our Class A common stock on May 17, 2011 and pursuant to FASB ASC Topic 718, 50% of the target shares were used to compute the grant date fair value because the vesting provisions for 50% of the shares were dependent on 2011 net income, which was not known at the grant date and thus deferred the grant date for financial accounting purposes to 2012.  For additional information on the valuation assumptions, refer to note 4, Share-Based Compensation, of our consolidated financial statements in the Form 10-K for the year ended December 31, 2011, as filed with the SEC.  These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

Narrative to Grants of Plan-Based Awards

See "Executive Compensation – Compensation Discussion and Analysis" for a complete description of the performance targets for payment of incentive awards.

The following table sets forth certain information concerning the values realized upon vesting of restricted stock during 2011.

2011 STOCK VESTED TABLE
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
David R. Parker	27,373	253,048
Richard B. Cribbs	8,322	75,742
Joey B. Hogan	10,419	96,428
Tony Smith	9,228	85,654
R.H. Lovin, Jr.	10,642	97,199

(1)	Determined by multiplying the number of shares acquired upon vesting by the closing price on the date of vesting.

Outstanding Equity Awards at Year-End

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of December 31, 2011.  All outstanding equity awards are in shares of our Class A common stock.

Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
David R. Parker	05/16/02	10,000	-	15.39	05/16/12	-	-
	02/20/03	6,891	-	17.30	02/20/13	-	-
	05/22/03	10,000	-	17.63	05/22/13	-	-
	05/27/04	10,000	-	15.71	05/27/14	-	-
	02/16/05	5,690	-	21.43	02/16/15	-	-
	05/10/05	10,000	-	13.64	05/10/15	-	-
	01/12/10	-	-	-	-	5,626(1)	16,709
	11/04/10	-	-	-	-	20,000(2)	59,400
	05/17/11	-	-	-	-	20,000(3)	59,400
Richard B. Cribbs	05/23/06	2,500	-	12.79	05/23/16	-	-
	01/12/10	-	-	-	-	920(1)	2,732
	11/04/10	-	-	-	-	8,750(2)	25,988
	05/17/11	-	-	-	-	7,460(3)	22,156
Joey B. Hogan	05/16/02	10,000	-	15.39	05/16/12	-	-
	02/20/03	2,612	-	17.30	02/20/13	-	-
	05/22/03	10,000	-	17.63	05/22/13	-	-
	05/27/04	10,000	-	15.71	05/27/14	-	-
	02/16/05	2,285	-	21.43	02/16/15	-	-
	05/10/05	10,000	-	13.64	05/10/15	-	-
	11/04/10	-	-	-	-	20,000(2)	59,400
	05/17/11	-	-	-	-	20,000(3)	59,400
Tony Smith	05/16/02	4,000	-	15.39	05/16/12	-	-
	08/28/03	7,500	-	17.00	08/28/13	-	-
	05/27/04	7,500	-	15.71	05/27/14	-	-
	02/16/05	2,076	-	21.43	02/16/15	-	-
	05/10/05	10,000	-	13.64	05/10/15	-	-
	11/04/10	-	-	-	-	16,389(2)	48,675
	05/17/11	-	-	-	-	16,389(3)	48,675
R.H. Lovin, Jr.	05/16/02	7,500	-	15.39	05/16/12	-	-
	02/20/03	1,838	-	17.30	02/20/13	-	-
	05/22/03	7,500	-	17.63	02/20/13	-	-
	05/27/04	7,500	-	15.71	05/22/14	-	-
	02/16/05	1,555	-	21.43	02/16/15	-	-
	05/10/05	7,500	-	13.64	05/10/15	-	-
	01/12/10	-	-	-	-	1,804(1)	5,358
	11/04/10	-	-	-	-	16,389(2)	48,675
	05/17/11	-	-	-	-	16,389(3)	48,675

(1)
Subject to the terms of the award notice, the remaining restricted shares will vest when and to the extent the Company’s Class A common stock trades at or above $11.00 for twenty consecutive trading days during the period beginning January 1, 2011, and ending December 31, 2015.

(2)
Subject to the terms of the award notice, the restricted shares will vest as follows: (i) 33.3% vest following the first year commencing with 2011 and ending with 2013 that the Company's net income margin percentage for such year is at least 0.5 percentage points higher than the 2010 net income margin percentage, (ii) 33.3% vest following the first year commencing with 2011 and ending with 2013 that the Company's net income margin percentage for such year is at least 1.0 percentage points higher than the 2010 net income margin percentage, and (iii) 33.4% vest on December 21, 2013, subject to certain employment and termination conditions.

(3)
Subject to the terms of the award notice, the restricted shares will vest as follows: (i) 25.0% vest following the first year commencing with 2012 and ending with 2013 that the Company’s consolidated net income margin percentage for such year is at least 0.5 percentage points higher than the greater of the 2010 or 2011 consolidated net income margin percentage.  The shares subject to the grant vest an additional 25.0% following the first year commencing with 2012 and ending with 2013 that the Company’s consolidated net income margin percentage for such year is at least 1.0 percentage points higher than the 2011 consolidated net income margin percentage; provided that if the greater of the 2010 or 2011 consolidated net income margin percentage.  The shares subject to the grant vest 50.0% on December 31, 2014, and the vesting is subject to certain continued employment, termination, acceleration, and forfeiture provision.

(4)	The market value was calculated by multiplying the closing market price of our stock on December 30, 2011, which was $2.97, by the number of restricted shares that have not vested.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for 2011.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
William T. Alt	$33,000	25,000	$58,000
Robert E. Bosworth	$32,500	25,000	$57,500
Bradley A. Moline	$35,000	25,000	$60,000
Dr. Niel B. Nielson	$35,000	25,000	$60,000

(1)	This column represents the amount of cash compensation earned in 2011 for Board and committee service.
(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2011 for the fair value of stock awards granted to each director in 2011, in accordance with FASB ASC Topic 718.  Directors who are not our employees received shares of our Class A common stock with a market value on the grant date equivalent to approximately $25,000.  Directors can only sell these shares if, after the sale, they maintain a minimum of $100,000 in value of our Class A common stock.

Narrative to Director Compensation

For 2011, Directors who are not our employees or employees of one of our subsidiaries receive a $25,000 annual retainer and no meeting attendance fees.  An additional annual retainer of $7,500 was paid to the Audit Committee Chairman; $5,000 to the Compensation Committee Chairman; and $5,000 to the Nominating and Corporate Governance Committee Chairman. For the additional time related to attending committee meetings, Audit Committee members also received an annual fee of $5,000; Compensation Committee members also received an annual fee of $4,000; and Nominating and Corporate Governance Committee members also received an annual fee of $4,000.

In lieu of stock options that had previously been a part of outside director compensation, Directors who are not our employees or employees of one of our subsidiaries received a grant of Class A common stock equivalent to $25,000 at the time of our annual meeting.  Directors can only sell these shares if, after the sale, they maintain a minimum of $100,000 in value of Class A common stock.

For 2012, the compensation package for our non-employee Directors will remain unchanged from 2011.

Directors who are our employees or employees of one of our subsidiaries do not receive compensation for board or committee service.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of March 16, 2012, the number of shares and percentage of outstanding shares of our Class A and Class B common stock beneficially owned by:

•	Each of our directors, director nominees, and Named Executive Officers;

•	All of our executive officers and directors as a group; and

•	Each person known to us to beneficially own 5% or more of any class of our common stock.

The percentages shown are based on 12,829,337 shares of Class A common stock (including 457,785 shares of restricted Class A common stock subject to certain performance vesting and holding provisions) and 2,350,000 shares of Class B common stock outstanding at March 16, 2012.  The shares of Class B common stock owned by Mr. and Mrs. Parker are convertible into the same number of shares of Class A common stock at any time and convert automatically if beneficially owned by anyone other than Mr. or Mrs. Parker or certain members of their family.  The Class B common stock has two votes per share but otherwise is substantially identical to the Class A common stock, which has one vote per share.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
Class A & Class B common	David R. Parker & Jacqueline F. Parker	5,861,697(4)	27.3% of Class A 100% of Class B 38.5% of Total(5)
Class A common	Joey B. Hogan	176,780(6)	1.4% of Class A 1.2% of Total
Class A common	Richard B. Cribbs	48,872(7)	*
Class A common	Tony Smith	98,433(8)	*
Class A common	R.H. Lovin, Jr.	108,600(9)	*
Class A common	William T. Alt	26,116(10)	*
Class A common	Robert E. Bosworth	57,273(11)	*
Class A common	Bradley A. Moline	39,605(12)	*
Class A common	Dr. Niel B. Nielson	34,605(13)	*
Class A common	Wells Fargo & Company	1,765,719(14)	13.8% of Class A 11.6% of Total
Class A common	Donald Smith & Co., Inc.	738,785(15)	5.8% of Class A 4.9% of Total
Class A common	Dimensional Fund Advisors LP	1,005,351(16)	7.8% of Class A 6.6% of Total
Class A & Class B common	All directors and executive officers as a group (11 persons)	6,511,372(17)	42.3% of Total

*	Less than one percent (1%).
(1)
The business address of Mr. and Mrs. Parker and the other directors, director nominees, Named Executive Officers and the other executive officers is 400 Birmingham Highway, Chattanooga, TN 37419.  The business addresses of the remaining entities listed in the table above are: Wells Fargo & Company, 420 Montgomery Street, San Francisco, CA 94104; Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746; and Donald Smith & Co., Inc., 152 West 57th Street, New York, NY 10019.

(2)
Beneficial ownership includes sole voting power and sole investment power with respect to such shares unless otherwise noted and subject to community property laws where applicable.  In accordance with Rule 13d-3(d)(1) under the Exchange Act, the number of shares indicated as beneficially owned by a person includes shares of Class A common stock underlying options that are currently exercisable and held by the following individuals:  Mr. Parker–52,581; Mr. Hogan–44,897; Mr. Cribbs–2,500; Mr. Smith–31,076; Mr. Lovin–33,393; Mr. Alt–10,000; Mr. Bosworth–10,000; Mr. Moline–7,500; and Dr. Nielson-7,500. There are no stock options that will become exercisable within 60 days following March 16, 2012, for any executive officer, director, or director nominee of the Company. In addition, beneficial ownership includes shares of restricted Class A common stock subject to certain vesting and holding provisions held by the following individuals:  Mr. Parker–45,626; Mr. Hogan–40,000; Mr. Cribbs–17,130; Mr. Smith–32,778; and Mr. Lovin–34,582.  The beneficial ownership also includes the following shares of Class A common stock allocated to the accounts of the following individuals under our 401(k) plan (the number of shares reported as beneficially owned is equal to the following individuals' March 16, 2012 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing price on such date): Mr. Parker–28,422; Mr. Hogan–53,028; Mr. Cribbs–7,764; Mr. Smith–0; and Mr. Lovin–13,568

(3)
Shares of Class A common stock underlying stock options that are currently exercisable or will be exercisable within 60 days following March 16, 2012 are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of all directors and executive officers as a group, but are not deemed outstanding for purposes of computing the percentage ownership of any other person or entity.

(4)
Comprised of 3,242,051 shares of Class A common stock and 2,350,000 shares of Class B common stock owned by Mr. and Mrs. Parker as joint tenants with rights of survivorship; 43,017 shares of Class A common stock owned by Mr. Parker; 100,000 shares of Class A common stock owned by the Parker Family Limited Partnership, of which Mr. and Mrs. Parker are the two general partners and possess sole voting and investment control; 52,581 shares of Class A common stock underlying Mr. Parker's stock options that are currently exercisable; 45,626 shares of restricted Class A common stock; and 28,422 shares allocated to the account of Mr. Parker under our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Parker's March 16, 2012 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing price on such date).  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(5)
Based on the aggregate number of shares of Class A and Class B common stock held by Mr. and Mrs. Parker.  Mr. and Mrs. Parker hold 27.3% of shares of Class A and 100% of shares of Class B common stock.  The Class A common stock is entitled to one vote per share, and the Class B common stock is entitled to two votes per share.  Mr. and Mrs. Parker beneficially own shares of Class A and Class B common stock with 46.7% of the voting power of all outstanding voting shares.

(6)
Comprised of 38,855 shares of Class A common stock owned by Mr. Hogan and Melinda J. Hogan as joint tenants, 44,897 shares of Class A common stock underlying stock options, 40,000 shares of restricted Class A common stock, and 53,028 shares held by Mr. Hogan in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Hogan's March 16, 2012 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing price on such date).  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(7)
Comprised of 21,478 shares of Class A common stock owned directly, 2,500 shares of Class A common stock underlying stock options that are currently exercisable, 17,130 shares of restricted Class A common stock, and 7,764 shares held by Mr. Cribbs in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Cribbs’ March 16, 2012 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing price on such date).  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(8)
Comprised of 10,000 shares of Class A common stock owned by Mr. Smith and Kathy Smith as joint tenants with rights of survivorship, 24,579 shares of Class A common stock owned directly by Mr. Smith, 31,076 shares of Class A common stock underlying stock options, and 32,778 shares of restricted Class A common stock.  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(9)
Comprised of 24,357 shares of Class A common stock owned directly by Mr. Lovin, 33,393 shares of Class A common stock underlying stock options, 34,582 shares of restricted Class A common stock, 13,568 shares held by Mr. Lovin in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Lovin's March 16, 2012 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing price on such date), and 2,700 shares held as custodian for minor grandchildren.  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(10)
Comprised of 2,677 shares of Class A common stock owned directly by Mr. Alt, 13,439 shares of Class A common stock held by Mr. Alt's spouse, and 10,000 shares of Class A common stock underlying stock options.

(11)
Comprised of 27,105 shares of Class A common stock owned directly by Mr. Bosworth, 20,168 shares of Class A common stock held in an individual retirement account, and 10,000 shares of Class A common stock underlying stock options.

(12)
Comprised of 27,105 shares of Class A common stock held directly by Mr. Moline, 7,500 shares of Class A common stock underlying stock options, and 5,000 shares of Class A common stock held by Mr. Moline's minor children.

(13)	Comprised of 27,105 shares of Class A common stock held directly by Dr. Nielson and 7,500 shares of Class A common stock underlying stock options.
(14)
As reported on Schedule 13G/A filed with the SEC on January 23, 2012.  Represents aggregate beneficial ownership on a consolidated basis reported by Wells Fargo & Company and includes shares of Class A common stock beneficially owned by subsidiaries.  Information is as of December 31, 2011.

(15)
As reported on Schedule 13G filed with the SEC on February 13, 2012.  Represents aggregate beneficial ownership on a consolidated basis reported by Donald Smith & Co., Inc. and includes shares of Class A common stock beneficially owned by advisory clients of Donald Smith & Co., Inc.  Information is as of December 31, 2011.

(16)
As reported on Schedule 13G/A filed with the SEC on February 14, 2012.  Represents aggregate beneficial ownership on a consolidated basis reported by Dimensional Fund Advisors LP and includes shares of Class A common stock beneficially owned by advisory clients of Dimensional Fund Advisors LP.  Information is as of December 31, 2011.

(17)
The other executive officers are James F. Brower, and M. Paul Bunn.  Mr. Brower beneficially owns 39,412 shares of Class A common stock, which are comprised of 22,302 shares of Class A common stock owned directly and 17,110 shares of restricted Class A common stock.  Mr. Bunn beneficially owns 19,979 shares of Class A common stock, which are comprised of 4,684 shares of restricted Class A common stock, 6,971 shares owned directly, 1,935 shares held by Mr. Bunn's  spouse, and 6,389 shares allocated to the account of Mr. Bunn under our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Bunn's March 16, 2012 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing price on such date).  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.  The shares detailed in this footnote are included in the calculation of all directors and executive officers as a group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Audit Committee Charter, all transactions with affiliated persons or entities must be reviewed and pre-approved by our Audit Committee.  For 2011, no such transactions involved an amount equal to or exceeding $120,000, except for the employment of Justin Smith as Chief Operating Officer at SRT.  Justin Smith is the son of Tony Smith, one of our executive officers during 2011, and his compensation for 2011 exceeded $120,000.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The principal independent registered public accounting firm utilized by us during 2011 was KPMG LLP.  KPMG has served as our independent registered public accounting firm since September 2001.  A representative of KPMG is expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  KPMG’s representative will have an opportunity to make a statement at the Annual Meeting should he or she desire to do so.

KPMG billed us the following amounts for services provided in the following categories during the years ended December 31, 2011 and 2010:

	2011	2010
Audit Fees(1)	$478,545	$547,500
Audit-Related Fees(2)	0	0
Tax Fees(3)	41,067	48,740
All Other Fees(4)	0	0
Total	$519,612	$596,240

(1)
Represents the aggregate fees billed and expenses for professional services rendered by KPMG for the audit of our annual financial statements and reviews of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those years.

(2)
Represents the aggregate fees billed for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "audit fees."  There were no such fees and expenses for 2011 or 2010.

(3)	Represents the aggregate fees billed for professional services rendered by KPMG for tax compliance, tax advice, and tax planning.
(4)	Represents the aggregate fees billed for products and services provided by KPMG, other than audit fees, audit-related fees, and tax fees. There were no such fees for 2011 or 2010.

Our Audit Committee maintains a policy pursuant to which the Audit Committee Chairman reviews all audit services and permitted non-audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm's independence, with the Audit Committee retaining the authority to make the final decision.  Under this policy, the Audit Committee pre-approves specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by our principal independent registered public accounting firm.  Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement.  Management and the principal independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the principal independent registered public accounting firm in accordance with the annual pre-approval, and the fees for the services performed to date.  To the extent that management believes that a new service or the expansion of a current service provided by the principal independent registered public accounting firm is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the principal independent registered public accounting firm to render such services.  No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2-01(c)(7)(i)(C), of Regulation S-X during the year ended December 31, 2011.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012. KPMG LLP served as the Company’s independent registered public accounting firm for 2011, and the services it provided to the Company and its subsidiaries in 2011 are described under Audit-Related Matters above.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.  Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to our next annual meeting of stockholders, stockholder proposals intended to be presented at that meeting must be in writing and received by us at our principal executive office on or before December 5, 2012.  However, if the date of the next annual meeting of stockholders is more than thirty days before or after May 15, 2013, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the next annual meeting of stockholders will be a reasonable time before we begin to print or mail such proxy materials.  The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

We must receive in writing any stockholder proposals to be considered at our next annual meeting, but not included in our proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act, by February 18, 2013.  However, if the date of the next annual meeting of stockholders is more than thirty days before or after May 15, 2013, then the deadline for submitting any such stockholder proposal will be a reasonable time before we mail the proxy materials relating to such meeting.  Under Rule 14(a)-4(c)(1) of the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our Proxy Statement for our next annual meeting will have discretionary authority to vote on any stockholder proposal that is not received on or prior to the deadline described above.

Written copies of all stockholder proposals should be sent to our principal executive offices at 400 Birmingham Highway, Chattanooga, Tennessee 37419, to the attention of Joey B. Hogan, our Senior Executive Vice President and Chief Operating Officer.  Stockholder proposals must comply with the rules and regulations of the SEC.

OTHER MATTERS

The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

Covenant Transportation Group, Inc.
/s/ David R. Parker
David R. Parker
Chairman of the Board of Directors
April 4, 2012

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	[X]

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELPEHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and to grant the proxies discretionary authority

1.	Election of Directors:	01 – William T. Alt	02 – Robert E. Bosworth	03 – Bradley A. Moline
		04 – Niel B. Nielson	05 – David R. Parker

[ ]	Mark here to vote FOR all nominees	[ ]	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05
[ ]	For All EXCEPT – To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	[ ]	[ ]	[ ]	[ ]	[ ]

2.	Ratification of the appointment of KPMG LLP for the year ending December 31, 2012.	For [ ]	Against [ ]	Abstain [ ]

		GRANT AUTHORITY to vote	WITHHOLD AUTHORITY to vote	Abstain
3.	In their discretion, the attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.	[ ]	[ ]	[ ]

B	Non-Voting Items Change of Address – Please print new address below

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign below exactly as your name appears above at the upper left.  When shares are held by joint tenants, both shall sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of
proxy materials for the Annual Meeting of shareholders.
The Annual Report and Proxy Statement are available at:
www.edocumentview.com/CVTI

IF YOU HAVE NOT VOTED VIA THE INTERENT OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — COVENANT TRANSPORTATION GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 15, 2012

Solicited on Behalf of the Board of Directors of the Company

The undersigned holder(s) of Class A and/or Class B common stock (individually or together referred to as "Common Stock") of Covenant Transportation Group, Inc., a Nevada corporation (the "Company"), hereby appoint(s) David R. Parker and Joey B. Hogan, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the Common Stock that the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s Corporate Headquarters at 400 Birmingham Highway, Chattanooga, Tennessee 37419, on Tuesday, May 15, 2012, at 10:00 A.M. Eastern Time, and at any adjournment thereof.  The undersigned acknowledges receipt of the Notice and Proxy Statement for the 2012 Annual Meeting of Stockholders of the Company and the Annual Report to Stockholders for the year ended December 31, 2011.

A vote FOR Proposals 1 and 2 and granting the proxies discretionary authority is recommended by the Board of Directors of the Company. When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposals 1 and 2 and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. Proxies marked "Abstain" and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

PLEASE SIGN, DATE AND PROMPTLY RETURN IN THE ACCOMPANYING ENVELOPE.

If you vote by telephone or over the Internet, do not mail your proxy card.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)